Exhibit 10.5
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IATA
INTERNATIONAL AIR TRANSPORT ASSOCIATION
77 Robinson Road, #05-00 SIA Building
SINGAPORE 068896
PASSENGER SALES AGENCY AGREEMENT
An Agreement made this      30      day of                     August                    2002.
BETWEEN

14-3 3994 2	MAKE MY TRIP (INDIA) PVT LTD
C-79, 1ST FLOOR
NEAR OKHLA POLICE STATION
OKHLA INDUSTRIAL AREA, PHASE 1
NEW DELHI 110020
having its principal office at	INDIA
(hereinafter called “the Agent”)
AND
each IATA member (hereinafter called “Carrier”) which appoints the Agent, represented by the Director General of IATA acting for and on behalf of such IATA Member,

WHEREBY IT IS AGREED AS FOLLOWS:
1. EFFECTIVENESS
this Agreement shall become effective between the Agent and the Carrier upon appointment of the Agent by such Carrier in accordance with the Sales Agency Rules in effect in the country(ies) of the Agent’s Location(s). Upon coming into effect this Agreement, including any amendments thereto, shall have the same force and effect between the Carrier and the Agent as though they were both named herein and had both subscribed their names as parties hereto.
2. RULES, RESOLUTIONS AND PROVISIONS INCORPORATED IN AGREEMENT
2.1(a) the terms and conditions governing the relationship between the Carrier and the Agent are set forth in the Resolutions (and other provisions derived therefrom) contained in the Travel Agent’s Handbook (“the Handbook”) as published from time to time under the authority of the Agency Administrator and attached to this Agreement. The Handbook incorporates:
2.1(a)(i) the Sales Agency Rules,
2.1(a)(ii) the Billing and Settlement Plan rules, where applicable, as set forth in the BSP Manual for Agents,
2.1(a)(iii) such local standards as may be provided for under the Sales Agency Rules,
2.1(a)(iv) other applicable IATA Resolutions;
2.1(b) such Rules, Resolutions and other provisions as amended from time to time are deemed to be incorporated in this Agreement and made part hereof and the Carrier and the Agent agree to comply with them;
2.2 the Agent acknowledges that it has received a copy of the current edition of the Handbook and has acquainted itself with the contents thereof. The Agent specifically acknowledges that it has read and understands the contents of the Handbook, including but not limited to those dealing with: indemnities and waiver; custody, issuance and security of Traffic Documents; the reporting and remitting procedures; and the arbitration procedures;
2.3 the Agency Administrator shall provide the Agent with subsequent editions of the Handbook and all amendments thereto. The Agent shall be notified by the Agency Administrator of any amendments to the contents of the Handbook and such amendments shall be deemed to be incorporated herein unless within 30 days of receipt of such notification the Agent terminates this Agreement by notice in writing to the Agency Administrator;
2.4 the terms and expressions used in this Agreement shall, unless the context otherwise requires, have the meanings respectively provided for in the Sales Agency Rules. In the event of any conflict, contradiction or inconsistency between any provisions with which the Agent is required to comply under Subparagraph 2.1 of this Paragraph, and any of the provisions of this Agreement, the provisions of this Agreement shall prevail.
3. SELLING CARRIER’S SERVICES

3.1 the Agent is authorized to sell air passenger transportation on the services of the Carrier and on the services of other air carriers as authorized by the Carrier. The sale of air passenger transportation means all activities necessary to provide a passenger with a valid contract of carriage including but not limited to the issuance of a valid Traffic Document and the collection of monies therefor. The Agent is also authorized to sell such ancillary and other services as the Carrier may authorize;
3.2 all services sold pursuant to this Agreement shall be sold on behalf of the Carrier and in compliance with Carrier’s tariffs, conditions of carriage and the written instructions of the Carrier as provided to the Agent. The Agent shall not in any way vary or modify the terms and conditions set forth in any Traffic Document used for services provided by the Carrier, and the Agent shall complete these documents in the manner prescribed by the Carrier;
3.3 the Agent shall make only such representations as are authorized in this Agreement and by the Carrier;
3.4 with regard to any transportation the Agent, its officers or employees may procure on the services of another air carrier which does not have the Agent under appointment, the Agent undertakes that it will not directly or indirectly procure the sale of such transportation otherwise than strictly in accordance with the fares, rules and conditions applicable to the sale of such transportation as published in that other carrier’s tariff;
3.5 with respect to previously issued Traffic Documents the Agent, its officers or employees shall issue, accept, reissue, validate or revalidate (including by means of reservation alteration stickers) all such Traffic Documents in accordance with the Carrier’s tariffs, conditions of carriage and written instructions;
3.6 the Agent shall transmit to the Carrier such specific requests or particulars in connection with each customer as may be necessary to enable the Carrier to service each customer efficiently.
4. OBSERVANCE OF LAWS AND REGULATIONS
the Agent shall observe all government laws and regulations applicable to the sale of air transportation, or any other acts performed by the Agent under this Agreement, in the territory or territories where the Approved Locations of the Agent are situated and in all territories to or through which the Agent may sell air passenger transportation.
5. AGENCY DESIGNATION
the Agent shall not represent itself as a ‘General Agent’ or use any other designation, such as ‘Air Lines Ticket Office’, which would indicate or imply in any way that its office is an office of the Carrier or any Member.
6. CUSTODY AND ISSUE OF TRAFFIC DOCUMENTS AND CUSTODY OF CARRIER IDENTIFICATION PLATES
6.1 Traffic Documents deposited by the Carrier or by the Billing and Settlement Plan Management on behalf of the Carrier as the case may be, are and remain the sole property of the Carrier or Plan Management until duly issued and delivered pursuant to a transaction under this Agreement; similarly Identification Plates deposited with the Agent are the sole property of the Carrier at all times. The Agent acknowledges and agrees that it has no proprietory rights to such Traffic Documents and Plates. The Carrier or Plan Management acting on its behalf may, at any time, require that the Agent return such Traffic Documents and

Identification Plates, and the Agent agrees to return them immediately;
6.2 the Carrier or Plan Management acting on its behalf shall be entitled at any time to audit or procure an audit of Traffic Documents and Identification Plates, or to ascertain that security standards are met;
6.3 where the Carrier participates in an automated ticketing system for the issuance of Standard Traffic Documents or other neutral Traffic Documents and the Agent issues such Traffic Documents through the system on behalf of the Carrier, the Carrier may at any time withdraw from the Agent the authority to issue neutral Traffic Documents on its behalf. In the event that the Agent is declared in default or is suspended in accordance with the Sales Agency Rules the Agent shall immediately cease issuing neutral Traffic Documents through the system on behalf of the Carrier as of the date such default or suspension is effective;
6.4 in the event any part of an automated ticketing system is provided to the Agent by a third party, other than an airline participating in such system, the Agent undertakes to obtain written confirmation from the Carrier or the Coordinator that the relevant specifications, function and mode of operation of such system and any changes thereto, conform with standards that are acceptable. The Agent shall not issue Traffic Documents on behalf of the Carrier through the system until such written confirmation has been obtained.
7. MONIES DUE BY AGENT TO CARRIERS — REMITTANCE
7.1 a Traffic Document shall be issued immediately money is received by the Agent for specified passenger air transportation or ancillary services sold under this Agreement and the Agent shall be responsible for remittance to the Carrier of the amount payable in respect of such Traffic Document;
7.2 all monies collected by the Agent for transportation and ancillary services sold under this Agreement, including applicable remuneration which the Agent is entitled to claim thereunder, are the property of the Carrier and must be held by the Agent in trust for the Carrier or on behalf of the Carrier until satisfactorily accounted for to the Carrier and settlement made;
7.3 the Agent shall not pledge, cede, promise or otherwise transfer to a third party any claims to monies due to the Agent or to the Carrier, but not yet collected, for transportation and ancillary services sold under this Agreement, including applicable remuneration, which the Agent is entitled to claim hereunder;
7.4 in the event that the Agent becomes the subject of bankruptcy proceedings, is placed in receivership or judicial administration, goes into liquidation or becomes subject to a similar legal process affecting the normal operation of the Agent, then notwithstanding the normal remittance procedures under this Agreement, all monies due to the Carrier or held on behalf of the Carrier in connection with this Agreement shall become immediately due and payable.
8. REFUNDS
the Agent shall make refund only in accordance with the Carrier’s tariffs, conditions of carriage and written instructions, and against receipt. The Agent shall only refund Traffic Documents issued by such Agent.
9. REMUNERATION
for the sale of air transportation and ancillary services by the Agent under this Agreement the Carrier shall remunerate the Agent in a manner and amount as may be stated from time to time and communicated to the

Agent by the Carrier. Such remuneration shall constitute full compensation for the services rendered to the Carrier.
10. RECORDS AND INSPECTION
the Agent shall maintain adequate records and accounts, together with supporting documents, recording the details of all transactions effected under this Agreement. Such records, accounts and documents shall be preserved by the Agent for at least two years from the date of the transactions to which they relate and shall be available for inspection or for copying by the Carrier whose Traffic Documents have been issued.
11. CONFIDENTIALITY
11.1 the Carrier agrees that the Carrier and its officers, employees and agents, including the Billing and Settlement Plan Management where applicable, will treat information and data relating to the Agent coming into its possession as confidential except to the extent required by law;
11.2 notwithstanding Subparagraph 11.1 of this Paragraph, the Agent agrees that the Carrier, its officers, employees and agents, including the Billing and Settlement Plan Management where applicable, may collect, process and disclose to other parties participating in the BSP, except to other Agents, such information and data for purposes of financial assessment of the Agent or of the orderly operation of agency administration or of the Billing and Settlement Plan;
11.3 the Agent agrees that the Agent and its officers, employees and any other person acting on the Agent’s behalf will treat information and data relating to the Carrier coming into its possession as confidential except to the extent required by law.
12. TRANSFER, ASSIGNMENT, CHANGE OF LEGAL STATUS, OWNERSHIP, NAME OR LOCATION
12.1 this Agreement shall not be assigned or otherwise transferred in whole or in part by the Agent to any other person or persons;
12.2 in the event that the Agent proposes to effect any change(s) in the legal status, ownership, name(s) and/or address(es) (within the meaning of these expressions as used in the Sales Agency Rules under which the activities of any of its Approved Locations are conducted) the Agent undertakes to give prior notice in accordance with the detailed procedures set forth in those Rules.
13. TERMINATION
13.1 this Agreement or its application to a specific Location(s) of the Agent shall be terminated if, in accordance with the Sales Agency Rules:
13.1.1 the Carrier withdraws its appointment of the Agent,
13.1.2 the Agent withdraws from its appointment by the Carrier,
13.1.3 the Agent is removed from the Agency List,
13.1.4 the Agent relinquishes its IATA Approval /Accreditation;
13.2 notice of termination of the Agreement as above may be given at any time by notice in writing. Unless otherwise specified in the Sales Agency Rules, such notice shall take effect no sooner than the last day of the month following the month in which the notice of termination is given, and such notice shall include the effective date of termination, without prejudice to fulfilment by each party of all obligations accrued prior to the date of termination.
14. ARBITRATION
if any matter is reviewed by arbitration pursuant to the Sales Agency Rules, the Agent hereby submits to arbitration in accordance with such Rules and agrees to observe the procedures therein provided and to abide by any arbitration award made thereunder.
15. INDEMNITIES AND WAIVER
15.1 the Carrier agrees to indemnify and hold harmless the Agent, its officers and employees from and against liability for any loss, injury, or damage, whether direct, indirect or consequential, arising in the course of transportation or other ancillary services provided by the Carrier pursuant to a sale made by the Agent hereunder or arising from the failure of the Carrier to provide such transportation or services, except to the extent that such loss, injury or damage is caused or contributed to by the Agent, its officers, employees or any other person acting on the Agent’s behalf;
IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written
Director General of the International Air Transport Association acting as agent for the Carriers referred to in the preamble hereto.

by	/s/ Chan Wai Leong	(Authorised Representative)

CHAN Wai Leong
Regional Director, IATA Distribution Services Northern Asia
77 Robinson Road, #05-00 SIA Building Singapore 068896

AGENT		FULL ADDRESS

MAKE MY TRIP ( INDIA) PVT. LTD		C-79, OKHLA INDUSTRIAL AREA

By	DEEP KALRA	PHASE-I NEW DELHI -110020

(Name, typed or printed)

CHIEF EXECUTIVE OFFICER		INDIA

(Title or capacity)

/s/ Deep Kalra

(Signature)
Note: Where in accordance with local law, execution of the Agreement requires the signatures of the parties to be witnessed, or notarized, such formalities must be accomplished. The space below may be used for that purpose.

WITNESS:	SUMIT GUPTA

(Name, typed or printed)

MANAGER F & A

(Title or capacity)

/s/ Sumit Gupta

(Signature)